BUYER/COLORADO SHARING AGREEMENT


                                    between


                   SPECIAL SITUATIONS RG REIT, INC., "Buyer"


                                      and


                        THE MORGAN STANLEY REAL ESTATE
                 SPECIAL SITUATIONS FUND II, L.P., "Colorado"

                     ------------------------------------

            regarding a certain Preferred Units and Stock Purchase
                                   Agreement
                by and among SPECIAL SITUATIONS RG REIT, INC.,
                   the ADVANCING PARTY (as defined therein),
                     RAMCO-GERSHENSON PROPERTIES TRUST and
                       RAMCO-GERSHENSON PROPERTIES, L.P.




                       BUYER/COLORADO SHARING AGREEMENT

         BUYER/COLORADO SHARING AGREEMENT, dated as of September 30, by and between SPECIAL SITUATIONS RG REIT, INC. ("Buyer"), and THE MORGAN STANLEY REAL
ESTATE SPECIAL SITUATIONS FUND II, L.P.   ("Colorado").

                                   RECITALS:

         WHEREAS, Buyer is a party to a Preferred Units and Stock Purchase Agreement dated as of even date herewith (the "Stock Purchase Agreement"), with the Advancing Party, as defined therein, Ramco-Gershenson Properties Trust (the "Company") and Ramco-Gershenson Properties, L.P. (the "Operating Partnership"), relating, inter alia, to the purchase of up to an aggregate of 1,200,000 shares of a newly authorized series of convertible preferred stock of the Company (the "Purchased Shares"), and, to the extent that the Company is unable to issue such Company Preferred Stock, up to an aggregate of 1,200,000 preferred units of the Operating Partnership (the "Purchased Units"), in each case at a price of $25.00 per share of Purchased Share or per Purchased Unit, as the case may be; and

         WHEREAS, Colorado desires to purchase Purchased Units subject to the terms and conditions hereof.

         NOW, THEREFORE, in consideration of the premises and covenants contained herein, Colorado and Buyer hereby each agree as follows:

           1. Definitions. Unless separately defined herein, all capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

           2. Purchase of Participation. At any Units Purchase, Buyer agrees to sell and Colorado agrees to purchase, on the terms and conditions in this Agreement, an economic contract right as established herein which is to reflect the distributable cash, refinancing proceeds and sales proceeds, if any, measured and determined by an undivided participation interest (the "Investment Contract Interest") in 14.417% (the "Colorado Percentage") of the Purchased Units. The consideration payable hereunder by Colorado shall be equal to one hundred percent (100%) of the purchase price paid by Buyer for the Purchased Units ($4,325,100).

           3. Termination Date. Colorado's Investment Contract Interest in the Purchased Units shall be irrevocable and unconditional, subject to the terms and conditions of the Stock Purchase Agreement and the Buyer Reorganization Agreement.

           4. Dividends. The Buyer shall pay to Colorado the Colorado Percentage of all dividends, distributions and other payments hereafter received by Buyer in respect of the Purchased Units from the Operating Partnership after deducting therefrom expenses and any such reasonable reserves as Buyer may determine promptly after receipt thereof.

           5. Colorado's Purchase Obligations. Subject to the terms and conditions of that certain letter dated March 31, 1997 between Colorado and Morgan Stanley Asset Management Inc. (the "IMA Letter") and that Amended and Restated Agreement of Limited Partnership of Colorado dated as of March 31, 1997 (the "Colorado Partnership Agreement"), Buyer will give Colorado notice of Colorado's Investment Contract Interest of the purchase price for any Purchased Units which the Company requires the Buyer to purchase at a Closing, pursuant
Section 2.4 of the Stock Purchase Agreement (followed by telex or facsimile confirmation thereof). Colorado will remit to Buyer, on the date specified therefor in such notice, the dollar amount of Colorado's Investment Contract Interest in any such purchase as specified by Buyer in the foregoing notice.

           6. Sharing Provisions. Subject to the IMA Letter and the Partnership Agreement to the extent inconsistent herewith, all collections received in respect of the Purchased Units, or any portion thereof, by the Buyer or Colorado shall be divided between Buyer and Colorado on the basis of Colorado Percentage. All amounts received by Colorado in respect of the Purchased Units other than pursuant to this Agreement shall be remitted to Buyer less Colorado Percentage therein. If any party hereto shall, at any time, receive a dividend, distribution or other payment on account of all or part of its pro rata share in the Purchased Units, in a greater proportion than the payments made on account of the interest of the other party hereto, such party receiving such greater proportionate interest shall promptly make payment in cash, to the other party hereto, such amount in excess of its pro rata share. If any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

           7. No Assignment or Subparticipation. Subject to the IMA Letter and the Partnership Agreement to the extent inconsistent herewith, the Investment Contract Interest in the Purchased Units, or any portion thereof, may not be further participated or transferred in whole or in part without the prior written consent of Buyer, which consent shall not be unreasonably withheld, and Colorado represents that it is purchasing the Investment Contract Interest for its own account and not with a view to further distribution thereof. Colorado acknowledges that Buyer may sell participations or other interests in the Purchased Units to others.

           8. Colorado's Acknowledgments. Colorado hereby acknowledges receipt of copies of the Stock Purchase Agreement and related documents and acknowledges its understanding and acceptance of the terms thereof. Unless prohibited from doing so under the Stock Purchase Agreement, or by law, Buyer shall provide Colorado, promptly after receipt thereof, copies of all information regarding the operations, business, affairs and financial condition of and the Operating Partnership including, without limitation, each report or statement of the Operating Partnership, and all other notices delivered pursuant to the Stock Purchase Agreement.

           9.   Control by Buyer.

          (a) Subject to the IMA Letter and the Partnership Agreement to the extent inconsistent herewith, Buyer shall have the sole right to collect all dividends, distributions and/or other amounts due in respect of the Purchased Units and the Stock Purchase Agreement pursuant to the terms and conditions thereof, together with all proceeds arising from any remedial action taken with respect to the Purchased Units and the Stock Purchase Agreement, as well as exercise all rights of Colorado as a holder of Purchased Units, including, without limitation, the giving of any notices as to the redemption thereof.

          (b) Subject to the IMA Letter and the Partnership Agreement to the extent inconsistent herewith, if, at any time, the Operating Partnership requests the consent of Buyer, Buyer may consent on behalf of Buyer and Colorado whether or not Buyer has received the prior approval of Colorado.

          10. Exchange Upon Buyer Reorganization. Upon the occurrence of the Buyer Reorganization, the Investment Contract Interest shall, without any further action on the part of Colorado or Buyer, be deemed to be contributed to the Maryland Trust by Colorado and in return Colorado will receive from the Maryland Trust a number of shares of Company Preferred Stock equal to the number of Purchased Units of the Operating Partnership in which Colorado has a full participation pursuant to this Agreement.

          11. Notices. Subject to the IMA Letter and the Partnership Agreement to the extent inconsistent herewith, and unless otherwise directed by either party hereto to whom any notice is to be given, all notices to Buyer and to Colorado shall be transmitted to the addresses set forth on the signature page hereof. Buyer will provide Colorado, promptly after the execution thereof, with any material amendment or modification of the Stock Purchase Agreement or any
(a) notice from the Operating Partnership of the occurrence of any event which constitutes a breach under the Stock Purchase Agreement, or (b) notice from the Operating Partnership of any action, suit or proceeding known to the Operating Partnership at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined, would materially impair the right of the Operating Partnership to carry out its obligations under the Stock Purchase Agreement or any of the instruments delivered thereunder or would materially affect its assets or financial condition. Failure of Buyer to provide any such notice referred to in the foregoing sentence shall not result in any liability to Buyer unless such failure occurs in the time between a request for consent hereunder by Buyer and the time such a request is granted or denied by Colorado.

          12. Waiver. Subject to the IMA Letter and the Partnership Agreement to the extent inconsistent herewith, Colorado will not have, and will not assert or seek to exercise, any right of legal redress against or the Operating Partnership or any other person having any obligation with respect to the Stock Purchase Agreement, any other related documents, or Colorado's Investment Contract Interest. Subject to the limitations in the Agreement, Colorado agrees that Buyer may take legal action to enforce or protect Colorado's and/or Buyer's interest with respect to the Stock Purchase Agreement, the transactions contemplated thereby, or pursuant to any agreement contemplated therein, and any other related documents. Nothing in this Section 13 shall waive any right Colorado may have under this Agreement.

          13. Representations. Colorado hereby represents and warrants to Buyer that (i) Colorado is a limited partnership organized under the laws of Delaware; (ii) Colorado will perform its obligations hereunder for its own account in the ordinary course of business; (iii) the making and performance by Colorado of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Colorado; and (iv) the obligation of Colorado under this Agreement is the legal, valid and binding obligation of Colorado, enforceable against Colorado in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether enforceability is sought in a proceeding in equity or at law).

          14. Colorado Tax Representations. Colorado represents that it is entitled to receive any payments to be made to it by Buyer hereunder without the withholding of any tax and will furnish to Buyer such certifications, statements and other documents as are necessary or appropriate to evidence Colorado's exemption from the withholding of any tax imposed by any jurisdiction or to enable Buyer to comply with any applicable laws or regulations relating thereto.

          15. Confidentiality; Limited Disclosure. Except as may be required by law or by any competent regulatory or administrative body or any representative thereof, Colorado will not without the prior written consent of Buyer, other than to Colorado's legal counsel, accountants and subparticipant, each such subparticipant as approved by Buyer, disclose (i) any terms of this Agreement to the Operating Partnership or any other person or entity or (ii) the existence of this Agreement to any person or entity other than the Operating Partnership.

          16. Entire Agreement. Subject to the IMA Letter and the Partnership Agreement, this Agreement sets forth the entire agreement between Colorado and Buyer and may not be supplemented or altered except in a written agreement signed by Buyer and Colorado. In the absence of manifest error, all determinations made by Buyer in good faith hereunder or relating to the Stock Purchase Agreement shall be conclusive and binding on Colorado. If any provision hereof would be invalid under applicable law, such provision shall be deemed to be modified to the extent necessary to render it valid while most nearly preserving its original intent; no provision hereof shall be affected by another provision's being held invalid.

          17. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of New York. Any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of New York, the courts of the United States located in the City of New York and Colorado hereby irrevocably submits to the jurisdiction of each of such courts in any action or proceeding. Colorado hereby irrevocably consents to service of process in any said action or proceeding in any of such courts by the mailing or copies thereof, postage prepaid, to Colorado at Colorado's address set forth under Colorado's name on the signature page hereto, such service to become effective ten (10) days after such mailing. Colorado hereby waives, in relation to any such action or proceeding, any sovereign immunity or other immunity to suit or to execution or attachment (whether before or after judgment) to which Colorado or any of Colorado's property may be or become entitled.

          18. Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original document, but all of which, taken together, shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date and year set opposite the signatures herein.

                             SPECIAL SITUATIONS RG REIT, INC.


                             By: /s/ Ted Bigman
                                 -------------------------------------------
                                 Name:  Ted Bigman
                                 Title: Vice President

                             Address: c/o Morgan Stanley Asset Management Inc.
                                      1221 Avenue of the Americas
                                      New York, New York  10020

                             THE MORGAN STANLEY REAL ESTATE
                             SPECIAL SITUATIONS FUND II, L.P.


                             By: /s/ Ted Bigman
                                 -------------------------------------------
                                 Name:  Ted Bigman
                                 Title: Vice President

                             Address: c/o Morgan Stanley Asset Management Inc.
                                      1221 Avenue of the Americas
Date:  September 30, 1997             New York, New York  10020